SunAmerica Money Market Funds, Inc.


Approval of the Investment Advisory and Management Agreement

      The Board of Directors (the "Board," the members of which are referred to as "Directors") of SunAmerica Money Market Funds, Inc. (the "Corporation"), including the Directors who are not "interested persons," as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")
(the "Independent Directors"), of the Corporation or its separate series or SunAmerica Asset Management, LLC ("SunAmerica"), approved the continuation of the Investment Advisory and Management Agreement between the Corporation, on behalf of the AIG Government
 Money Market Fund (the "Fund"), and SunAmerica (the "Advisory Agreement") for a one-year period ending June 30, 2018 at an in-person meeting held on June 6-7, 2017 (the "Meeting"). The Fund is the only current series of the Corporation.

      In accordance with Section 15(c) of the 1940 Act, the Board requested and SunAmerica provided materials relating to the Board's consideration of whether to approve the continuation of the Advisory Agreement. These materials included: (a) a summary of the services provided to the Fund by SunAmerica and its affiliates;
(b) information independently compiled and prepared by Broadridge Financial Solutions, Inc. ("Broadridge"), an independent third-party provider of mutual fund data, on fees and expenses of the Fund, and the investment performance of the Fund as compared with a peer group of funds, along with fee and performance data with respect to the Fund and any other mutual funds or other accounts advised or subadvised by SunAmerica with similar investment objectives and/or strategies, as applicable; (c) information on the profitability of SunAmerica, and its affiliates, and a discussion relating to indirect benefits; (d) information relating to economies of scale; (e) information about SunAmerica's general compliance policies and procedures; (f) information about SunAmerica's risk management processes; (g) information about brokerage and soft dollar practices; and (h) information about the key personnel of SunAmerica, and its affiliates, that are involved in the investment management, administration, compliance and risk management activities with respect to the Fund, as well as current and projected staffing levels and compensation practices.

      In determining whether to approve the continuation of the Advisory Agreement, the Board, including the Independent Directors, considered at the Meeting, and from time to time as appropriate, factors that it deemed relevant, including the following information:

        Nature, Extent and Quality of Services Provided by SunAmerica. The Board, including the Independent Directors, considered the nature, extent and quality of services provided by SunAmerica. The Board noted that the services include acting as investment manager and adviser to the Fund, managing the daily business affairs of the Fund, and obtaining and evaluating economic, statistical and financial information to formulate and implement investment policies. Additionally, the Board observed that SunAmerica provides office space, bookkeeping, accounting, legal and compliance, clerical and administrative services and has authorized its officers and employees, if elected, to serve as officers or Directors of the Corporation without compensation.
  The Board noted that SunAmerica is responsible for monitoring and reviewing the activities of affiliated and unaffiliated third-party service providers. In addition to the quality of the advisory services provided by SunAmerica, the Board considered the quality of the administrative and other services provided by SunAmerica to the Fund pursuant to the Advisory Agreement.

	In connection with the services provided by SunAmerica, the Board analyzed the structure and duties of SunAmerica's fund administration, accounting, operations, legal and compliance departments and concluded that they were adequate to meet the needs of the Fund. The Board also reviewed the personnel responsible for providing advisory services to the Fund and other key personnel of SunAmerica in addition to current and projected staffing levels and compensation practices and concluded, based on its experience and interaction with SunAmerica, that: (i) SunAmerica would continue to be able to retain quality investment and other personnel; (ii) SunAmerica has exhibited a high level of diligence and attention to detail in carrying out its advisory and other responsibilities under the Advisory Agreement; (iii) SunAmerica has been responsive to requests of the Board; and (iv) SunAmerica has kept the Board apprised of developments relating to the Fund and the industry in general. The Board concluded that the nature and extent of services provided under the Advisory Agreement were reasonable and appropriate in relation to the management fee and that the quality of service
s continues to be high.

	The Board also considered SunAmerica's reputation and long-standing relationship with the Fund and considered the benefit to shareholders of investing in funds that are part of a family of funds offering a variety of types of mutual funds and shareholder services. The Board considered SunAmerica's experience in providing management and investment advisory and administrative services to advisory clients and noted that as of March 31, 2017, SunAmerica managed, advised and/or administered approximately $83.9 billion in assets. In addition, the Board considered SunAmerica's code of ethics and its commitment to compliance generally and with respect to its management and administration of the Fund. The Board also considered SunAmerica's risk management processes. The Board further observed that SunAmerica has developed internal procedures for monitoring compliance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund's prospectus.
The Board also reviewed SunAmerica's compliance and regulatory history and noted that there were no material legal, regulatory or compliance issues that would potentially impact SunAmerica in effectively serving as the investment adviser to the Fund.

	Investment Performance. The Board, including the Independent Directors, also considered the investment performance of SunAmerica with respect to the Fund. In connection with its review, the
Board received and reviewed information regarding the investment performance of the Fund as compared to the Fund's peer group
("Peer Group") and/or peer universe ("Peer Universe") as independently determined by Broadridge and to an appropriate index or combination of indices. The Board was provided with a description of the methodology used by Broadridge to select the funds in the Peer Group and Peer Universe.

	The Board noted that performance information was for the periods ended March 31, 2017. The Board also noted that it regularly reviews the performance of the Fund throughout the year.
  The Board further noted that, while it monitors performance of the Fund closely, it generally attaches more importance to performance over relatively long periods of time, typically three to five years.

      The Board considered that the Fund's performance was below the medians of its Peer Group and Peer Universe for the one-year period and equal to the medians of its Peer Group and Peer Universe for the three- and five-year periods. The Board also considered that the Fund's underperformed its Broadridge Index for the one-, three- and five-year periods. The Board further considered the narrow range of returns among the funds in the Peer Group and Peer
 Universe. The Board then noted management's discussion of the Fund's performance, including the impact of the Fund's conversion to a government money market fund due to lower yields on government securities generally compared to non-governmental securities.

      The Board further noted that money market funds, in general, have been operating in a difficult and low-yielding market environment for an extended period of time and recent regulatory reforms have affected money market funds' performance. The Board also considered the voluntary fee waivers and/or expense reimbursements being made by SunAmerica with respect to the Fund in order to avoid a negative yield. The Board concluded that the Fund's performance was satisfactory in light of all factors considered.

      Consideration of the Management Fees and the Cost of the Services and Profits to be Realized by SunAmerica and its Affiliates
 from the Relationship with the Fund. The Board, including the Independent Directors, received and reviewed information regarding the fees to be paid by the Fund to SunAmerica pursuant to the Advisory Agreement. The Board examined this information in order to determine the reasonableness of the fees in light of the nature and quality of services to be provided and any potential additional benefits to be received by SunAmerica or its affiliates in connection with providing such services to the Fund.

	To assist in analyzing the reasonableness of the management fee for the Fund, the Board received reports independently prepared by Broadridge. The reports showed comparative fee information for the Fund's Peer Group and/or Peer Universe as determined by Broadridge, including rankings within each category. In considering the reasonableness of the management fee to be paid by the Fund to SunAmerica, the Board reviewed a number of expense comparisons, including: (i) contractual and actual management fees; and (ii) actual total operating expenses. In considering the Fund's total operating expenses, the Board analyzed the level of fee waivers and/or expense reimbursements and the net expense caps contractually agreed upon by SunAmerica with respect to Class I shares of the Fund.
  The Board also considered the voluntary fee waivers and/or expense reimbursements being made by SunAmerica with respect to the Fund in order to avoid a negative yield. The Board further considered that, unlike the funds in the Peer Group and Peer Universe, the full amount of the fee waivers and/or reimbursements being made by SunAmerica with respect to the Fund are not applied against the actual management fees cited the Broadridge reports. As a result, the Board took into account that the actual management fees presented by Broadridge for the funds in the Peer Group and
 Peer Universe may appear lower on a relative basis. The Board also considered the various expense components of the Fund and compared the Fund's net expense ratio (taking into account the contractual fee caps and waivers) to those of other funds within its Peer Group and/or Peer Universe as a guide to help assess the reasonableness of the management fee for the Fund. The Board acknowledged that it was difficult to make precise comparisons with other funds in the Peer Group and Peer Universe since the exact nature of services provided under the various fund agreements is often not apparent. The Board noted, however, that the comparative fee information provided by Broadridge as a whole was useful in assessing whether SunAmerica was providing services at a cost that was competitive with other, similar funds.

      The Board considered that the Fund's actual management fees were above the medians of its Peer Group and Peer Universe. The Board also considered that the Fund's total expenses were above the medians of its Peer Group and Peer Universe.  The Board noted
 that the Fund's advisory fee contains breakpoints and further noted management's discussion regarding the Fund's expenses.

      The Board further considered management fees received by SunAmerica with respect to other mutual funds and accounts with
 similar investment strategies to the Fund.   The Board noted that
 the mutual funds identified as similar to the Fund are sold only in the variable annuity market and, accordingly, are in different Broadridge classifications, with peer groups consisting of funds underlying variable insurance products. The Board further noted that SunAmerica serves as subadviser to certain of these similar mutual funds and observed that the services SunAmerica provides as subadviser are much more limited in scope than in its role as investment manager and adviser to the Fund.
  The Board then noted the management fee paid by the Fund was reasonable as compared to the fees SunAmerica was receiving from other mutual funds and accounts for which it serves as adviser or subadviser.

	Profitability. The Board also considered SunAmerica's profitability and the benefits SunAmerica and its affiliates received from its relationship with the Fund.  The Board received and reviewed financial statements relating to SunAmerica's financial condition and profitability with respect to the services it provided the Fund and considered how profit margins could affect SunAmerica's ability to attract and retain high quality investment professionals and other key personnel.  The Board was also provided with a profitability analysis that detailed the revenues earned and the expenses incurred by SunAmerica and its affiliates that provide services to the Fund. In particular, the Board considered the contractual fee waiver and/or expense reimbursements agreed to by SunAmerica, as well as the voluntary fee waivers being made by SunAmerica to avoid a negative yield.

	The Board considered the profitability of SunAmerica under the Advisory Agreement, and considered the profitability of SunAmerica's affiliates under the Rule 12b-1 Plans, Service Agreement and Administrative and Shareholder Services Agreements.
  Additionally, the Board considered whether SunAmerica and its affiliates received any indirect benefits from the relationship with the Fund. Specifically, the Board observed that AIG Federal
 Savings Bank, an affiliate of SunAmerica, serves as custodian with respect to certain shareholder retirement accounts that are administered by SunAmerica and receives a fee payable by the qualifying shareholders. The Board further considered whether there were any collateral or "fall-out" benefits that SunAmerica and its affiliates may derive as a result of their relationship with the Fund. The Board noted that SunAmerica believes that any such benefits are de minimis and do not impact the reasonableness of the management fees.

	The Board concluded that SunAmerica had the financial resources necessary to perform its obligations under the Advisory Agreement and to continue to provide the Fund with the high quality services that they had provided in the past. The Board also concluded that the management fee was reasonable in light of the factors discussed above.

	Economies of Scale.	The Board, including the Independent
 Directors, considered whether the shareholders would benefit from economies of scale and whether there was potential for future realization of economies with respect to the Fund. The Board considered that as a result of being part of the SunAmerica fund complex, the Fund shares common resources and may share certain expenses, and if the size of the complex increases, the Fund could incur lower expenses than it otherwise would achieve as a stand-alone entity. The Board also took into account that the Fund had management fee arrangements that included breakpoints that will adjust the fee downward as the size of the Fund increases, thereby allowing the shareholders to potentially participate in any economies of scale. The Board further noted that SunAmerica has agreed to contractually cap the total annual operating expenses of the Class I shares of the Fund at certain levels. The Board observed that this expense cap benefited shareholders by limiting total fees even in the absence of breakpoints or economies of scale.
  The Board concluded that the Fund's management fee structures were reasonable and that it would continue to review fees in connection with the renewal of the Advisory Agreement, including whether the implementation of additional breakpoints would be appropriate in the future due to an increase in asset size or otherwise.

	Other Factors. In consideration of the Advisory Agreement, the Board also received information regarding SunAmerica's brokerage and soft dollar practices. The Board considered that SunAmerica is responsible for decisions to buy and sell securities for the Fund, selection of broker-dealers and negotiation of commission rates. The Board noted that it receives reports from SunAmerica and from an independent third party which include information on brokerage commissions and execution throughout the year. The Board also considered the benefits SunAmerica derives from its soft dollar arrangements, including arrangements under which brokers provide brokerage and/or research services to SunAmerica in return for allocating brokerage;
however, the Board noted that the securities in which the Fund invests are traded primarily in the over-the-counter market on a "net" basis with dealers acting as principal for their own accounts without a stated commission (although the price of the security usually includes a profit to the dealer) and, therefore, the Fund generally does not incur brokerage commissions .. Accordingly, the Board observed that SunAmerica typically would not receive soft dollar benefits in return for allocating the Fund's brokerage transactions. The Board further observed that when making purchases of new issues with fixed underwriting fees, SunAmerica may designate the use of broker dealers who have agreed to provide certain statistical, research and other information.

	Conclusion. After a full and complete discussion, the Board approved the Advisory Agreement with respect to the Fund for a one-year period ending June 30, 2018. Based upon its evaluation of all these factors in their totality, the Board, including the Independent Directors, was satisfied that the terms of the Advisory Agreement were fair and reasonable and in the best interests of the Fund and the Fund's shareholders. In arriving at a decision to approve the Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, but considered all factors together, and each Independent
Director may have attributed different weights to different factors. The Independent Directors were also assisted by the advice of independent legal counsel in making this determination.



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